UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

SEI STRUCTURED CREDIT FUND, LP

SEI ALTERNATIVE INCOME FUND

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

FOR SEI INTERNAL USE ONLY | SEPTEMBER 2025 Investors to receive proxy mailing for SEI Closed End Funds.

Proxy materials will soon be sent to SEI Structured Credit Fund and SEI Alternative Income Fund (the “SEI Closed End Funds” or “Funds") shareholders requesting votes on one proposal.

The Proposal is: To elect a slate of ten nominees, six of whom are new, to the Board of Directors of the Funds.

A list of frequently asked questions is provided on the following pages. If the necessary proxy cards are not returned in a timely manner, telephone calls will be placed to shareholders requesting that they complete and return the cards. If you have any questions about the proxy process, contact your SEI Representative at 1-800-DIAL-SEI.

QUESTIONS AND ANSWERS

Q. Who is impacted?

A. Proxy materials will be sent to shareholders of the SEI Structured Credit Fund, LP and SEI Alternative Income Fund.

Q. Why were the SEI Closed End Funds not included in the previous SEI Funds proxy?

A. The SEI Alternative Income Fund and the Structured Credit Fund, LP were historically overseen by a smaller subset of board members than the open-ended funds. Subsequent to the open-end funds proxy, management discussed the potential benefits of a uniform board across all SEI open-end and closed-end funds.

Q. What will be mailed to investors?

A. Investors will receive proxy materials - a booklet that includes a Notice of Special Meeting of Shareholders, the Proxy Statement and a proxy card.

Q. How will the proxy communications will be delivered to clients that utilize third-party custodians?

A. Clients elect proxy delivery method on the custody platform. Proxies will be sent according to that setting.

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Q. Why are they being asked to elect Directors?

A. The Proposal arises from legal requirements that apply to mutual funds, such as the SEI Closed End Funds. Vacancies on a fund’s board may be filled by appointment of a director (without a shareholder vote) only if, immediately after such appointment, more than two-thirds of the registered investment company’s board has been elected by shareholders.

Currently, the SEI Structured Credit Fund Board is unable to appoint a Director to fill future vacancies on the Board because immediately after such appointment, fewer than two-thirds of such Directors would be elected by shareholders. Therefore, shareholder approval of either a new Director or one of the current Directors who was not previously elected is required before any new Director can be added to fill the current vacancies on the Board. Please note that for SEI Alternative Income Fund, although all current Directors were elected by shareholders, the Fund is still seeking that shareholders re-elect all current Directors and elect the new Nominees to promote efficiency and to attempt to reduce future costs and expenses of the Fund. As such, if the Nominees and all of the current Directors are elected, following the Meeting, all of the Directors of the Funds will be elected by shareholders, which will likely permit the Board to fill several future vacancies before next having to incur the costly expense of a proxy solicitation.

Shareholders of each Fund are being asked to elect a slate of ten Directors. Six of the nominees are new and the remaining four are existing Directors. Please see below for a table reflecting each nominee for election.

Nesher*	Current
McGonigle*	New
Lesavoy+	Current
Williams+	Current
Taylor+	New
Cote+	Current
Reynolds+	New
Melendez+	New
Niepoky+	New
Walker+	New

* Interested Director Nominee

+ Independent Director Nominee

Each Board has determined that it would be in the best interests of the SEI Closed End Funds and their respective shareholders that the Boards of each Fund be comprised of the same Directors, as well as the same composition of each Board of the SEI Funds. Each Board believes that the consistency of Board composition will, among other benefits, improve succession planning for the current Boards.

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Q. How was the nomination of the new Directors determined?

A. In considering candidates to serve as Directors, the Board and its Governance Committee generally considered each potential candidate’s educational background, business or professional experience, and reputation. In addition, the Governance Committee evaluated each candidate’s qualifications for Board membership and the independence of the Independent Director candidates from the investment advisers and other principal service providers for the SEI Closed End Funds as well as any relationships beyond those delineated in the 1940 Act that might impair independence. The Board and the Governance Committee also considered each candidate and current Director’s expertise.

Q. Why are the SEI Closed End Funds seeking shareholder approval of the appointment all Directors?

A. Although the re-election by shareholders of previously elected Directors is not required by applicable law or each Fund’s governing documents when electing the Nominees, the Board has determined that it is in the best interests of the SEI Closed End Funds to seek the election by shareholders of all current Directors to promote efficiency and to attempt to reduce future costs and expenses of the SEI Closed End Funds. If the nominees and all of the current Directors are elected, following the Meeting, all of the Directors of the Funds will be elected by shareholders, which will likely permit the Board to fill several future vacancies on the Board over time before next having to incur the costly expense of a proxy solicitation.

Q. What will happen if the current Directors are not elected?

A. If a plurality of voting shareholders of a Fund does not elect a nominee, then the nominee will not become a Director and the Board may, immediately or at a later time, consider re-proposing such nominee for election or finding a replacement candidate. If, however, a plurality of voting shareholders of a Fund do not elect any or all of the current Directors, such vote will not impact the composition of the Board, but may result in higher costs and expenses of the SEI Closed End Funds in the future.

Shareholders will receive a package within the next two weeks regarding a Special Shareholder Meeting scheduled for October 16, 2025. The package will include a proxy statement with details on the proposal, which affect your SEI Closed End Fund(s) and require a shareholder vote.

SHAREHOLDERS SHOULD…

· Read the proxy statement carefully because it contains important information; and,

· Vote their proxy immediately. Shareholders will have several ways to vote, which will enable them to vote on this proposal quickly and easily.

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A prompt response will enable the SEI Closed End Funds to hold the shareholder meeting on time and save the expense of additional solicitation costs if not enough shareholders vote.

Any proxy-related questions please can be addressed via the toll-free information line at 1-800-DIAL-SEI. The proxy statement will also be available for free on the website of the United States Securities and Exchange Commission.

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